Exhibit 10.4

CIMAREX ENERGY CO.

1700 Lincoln Street, Suite 1800

Denver, Colorado 80203-4518

NOTICE OF GRANT OF NONQUALIFIED STOCK OPTION

AND AWARD AGREEMENT

Option Holder:	Award number:

Date of Grant:	Option Price per share:

Number of shares:

Type of option: Nonqualified stock option

Expiration Date: [7 years from Date of Grant]

Vesting schedule:  Subject to the provisions of the Award Agreement, the Plan and your continuous employment (or other service) with the Company, the Option vests and becomes exercisable in one-third increments on each of the first three anniversaries of the date of grant.to purchase shares of Common Stock as set forth below:

[1/3 of award]	[first anniversary]
[1/3 of award]	[second anniversary]
[1/3 of award]	[third anniversary

By accepting this agreement online, you and Cimarex Energy Co. (the “Company”) agree that this Option is granted under and governed by the terms and conditions of the Company’s 2011 Equity Incentive Plan and the Award Agreement (the “Agreement”), both of which are attached and made a part of this document.  In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of the Agreement, the terms and conditions of the Plan will prevail.

AWARD AGREEMENT

1.                                       Grant of Option.  The Company grants you a Nonqualified stock option (the “Option”) to purchase the number of shares of Common Stock as set forth in the attached Notice of Grant, at the exercise price per share set forth in the Notice of Grant (the “Option Price”).  The Option is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.                                       Option Term; Expiration Date.  The term of the Option is seven (7) years measured from the Date of Grant, unless sooner terminated under this Agreement or the Plan (the “Expiration Date”).

3.                                       Vesting.  The Option is only exercisable, in whole or in part, on or before the Expiration Date and then only with respect to the vested portion of the Option.

(a)                                  Except as otherwise provided in this Agreement and the Plan, the Option vests and becomes exercisable to purchase shares of Common Stock as set forth in the Notice of Grant.  Shares scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in accordance with any of the provisions of this Agreement unless you have been an employee (or other service provider) of the Company, a Subsidiary or an Affiliated Entity continuously from the Date of Grant until the date such vesting occurs.

(b)                                 Upon the occurrence of one of the following events, the Option will become immediately and automatically vested:

(i)                                     A Change of Control Event under the conditions described in the Plan; or

(ii)                                  Upon your death or Disability (as defined in the Plan).

4.                                       Termination of Employment — Option Exercise.  Except as otherwise set forth in this Agreement, the Option may be exercised upon termination of employment (or other service) on or before the Expiration Date as follows:

(a)                                  Upon your death or Disability, the vested portion of the Option may be exercised by you (or your personal representative in the case of death) during the remaining term of the Option, but in no event after the Expiration Date.

(b)                                 Upon your termination of employment (or other service) for any reason other than Cause, whether voluntary or involuntary, you may exercise the vested portion of the Option within three (3) months following the date of such termination, but in no event after the Expiration Date.

If your employment (or other service) with the Company is terminated for Cause prior to the Expiration Date, the entire Option, whether or not vested, shall become void, shall be forfeited and shall terminate immediately upon your termination of employment (or other service).  For this purpose, Cause shall mean a conviction (or pleading nolo contendere) of a felony or termination of employment (or other service) due to a violation of the Company’s Code of Business Conduct and Ethics, as determined by the Committee (or its designee) in good faith (“Cause”).

5.                                       Exercising the Option.  The Option may be exercised on or before the Expiration Date in accordance with the Plan and the terms of this Agreement.  The Option may be exercised by delivery of a Notice of Exercise to the Company’s Corporate Secretary (or his or her designee) and full payment of the Option Price and satisfaction of applicable tax withholding.  The Notice of Exercise must identify the Option being exercised, the number of shares of Common Stock to be purchased and include any other information, and be in the form required by the Committee (or its designee) from time to time (the “Notice of Exercise”).

6.                                       Tax Withholding.  The issuance of Common Stock pursuant to the exercise of the Option is subject to the requirement that you make appropriate arrangements with the Company to provide for the amount of additional income and other tax withholding applicable to the exercise of the Option.  Subject to any election procedures and other requirements determined by the Company, you may pay the amount of taxes required by law to be withheld by directing the Company to withhold a number of shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the required tax withholding.

7.                                       Method of Payment.  The Option Price and tax withholding for shares of Common Stock purchased upon the exercise of the Option may be paid by the following methods:

(a)                                  in cash or by check, bank draft or money order payable to the order of the Company;

(b)                                 by delivering shares of Common Stock with a Fair Market Value on the date of payment equal to the amount of the Option Price, subject to such additional requirements determined by the Committee (or its designee);

(c)                                  payment through a transaction involving a licensed broker or dealer (acceptable to the Company) acting on your behalf to sell shares and deliver all or part of the sales proceeds to the Company in payment of the Option Price and applicable tax withholding, subject to such additional requirements determined by the Committee (or its designee);

(d)                                 payment of the exercise price and required tax withholding with shares of Common Stock acquired pursuant to the exercise (the Common Stock being valued at Fair Market Value on the date of exercise);

(e)                                  a combination of the foregoing; or

(f)                                    any other method of payment adopted by the Company in connection with the Plan and approved by the Committee prior to the time of exercise.

8.                                       Transferability.  You may not transfer the Option except by will or pursuant to the laws of descent and distribution, nor may you pledge, hypothecate or otherwise dispose of the Option, by operation of law or otherwise.  The Option may be exercised during your life only by you, or in the event of your Disability or incapacity, by your guardian or legal representative and after your death, only by those entitled to do so under your will or the applicable laws of descent and distribution.

9.                                       Rights as Stockholder.  Neither you nor your successor shall have any right as a stockholder with respect to the shares of Common Stock covered by this Option prior to your purchase of the shares of Common Stock by exercise of the Option, including, but not limited to, the right to vote the shares or receive dividends or dividend equivalents.

10.                                 Miscellaneous.

(a)                                  Adjustments.  Article IX of the Plan provides for certain adjustments to the number of shares of Common Stock covered by the Option, the Option Price and other changes in connection with a reorganization or other changes to the Common Stock.

(b)                                 Change of Control.  Section 5.2 of the Plan describes the actions that may be taken by the Committee with respect to the Option upon the occurrence of a Change of Control Event.

(c)                                  Restrictions on Common Stock.  Any shares of Common Stock acquired under the Option or otherwise by you are subject to the Company’s Insider Trading Policy and may be subject to other restrictions on resale.  Any sale or other disposition of shares by you must be made in compliance with the Company’s Insider Trading Policy, in effect from time to time, securities law and other applicable legal requirements.

(d)                                 Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to Options awarded under the Plan or future Options that may be awarded under the Plan by electronic means.  You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

(e)                                  Amendment or Modifications to the Agreement.  This Agreement constitutes the entire understanding of the parties on the subjects covered.  You expressly warrant that you are not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein.  Modifications to this Agreement or the Plan may only be made in writing and signed by a duly authorized officer of the Company.  Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without your consent, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection with this Option.

(f)                                    Amendment or Termination of the Plan.  By accepting this Option, you expressly warrant that you have received an Option under the Plan, and have received, read and are familiar with the terms of the Plan.  You understand that the Plan is discretionary in nature and that it may be amended, suspended or terminated by the Company at any time.

(g)                                 Defined Terms.  Capitalized terms have the meaning set forth in the Plan or herein, as the case may be.

(h)                                 Compliance with Securities Laws.  This Agreement shall be subject to the requirement that if at any time counsel to the Company determines that the listing, registration or qualification of the shares of Common Stock subject to the Option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of such shares thereunder, the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Committee.  Nothing herein shall be deemed to require the Company to apply for, obtain, or keep current, any such listing, registration or qualification.

(i)                                     Construction; Severability.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(j)                                     Waiver.  Any provision contained in this Agreement may be waived, either generally or in any particular instance, by the Committee appointed under the Plan, but only to the extent permitted under the Plan.

(k)                                  Binding Effect.  Subject to the limits on the transferability of the Option, this Agreement shall be binding upon and inure to the benefit of the Company and you and their respective heirs, executors, administrators, legal representatives, successors and assigns.

(l)                                     No Right to Continued Employment.  Nothing contained in this Agreement or the Plan shall be construed as giving you any right to remain employed by (or provide other service to) the Company, any Subsidiary or any Affiliated Entity.  The Company reserves the right to terminate your employment (or other service) at any time.

(m)                               Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be delivered electronically, personally or mailed (U.S. Mail) by the Company to you at your then current address as maintained by the Company or such other address as you may advise the Company in writing.  Any such notice shall be deemed to have been given as of the second day after deposit in the United States mails, postage prepaid, properly addressed as set forth in this paragraph, in the case of a mailed notice, or as of the date delivered in the case of electronic or personal delivery.

(n)                                 Governing Law.  This Agreement and the Plan shall be governed by and construed in accordance with the laws of the State of Delaware except as superseded by applicable Federal law.

Attachments:

2011 Equity Incentive Plan
Plan Prospectus
Insider Trading Policy